EXHIBIT 10.21

                                FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT


     This First Amendment is dated as of August 24, 2001 and is made in respect of the Employment Agreement dated as of November 1, 2000, effective as of June 5, 2000 (the "Agreement"), by and between IEC ELECTRONICS CORP., a Delaware corporation ("IEC" or the "Company"), and William Nabors ("Executive").

     WHEREAS, Section 7A of the Agreement provides that Executive will receive severance payments for a period of six months in the event of the termination of his employment by the Company for any reason other than Termination for Cause, death, disability, or a Change in Control; and

     WHEREAS, Executive's place of employment is being relocated from Newark, New York to the Texas/Mexico areas;
and

     WHEREAS, in connection with the transfer of Executive's place of employment from Newark, New York to Texas/Mexico, the Company is willing to amend the Agreement to increase the severance period in Section 7A of the Agreement from six months to one year.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto hereby agree as follows:

               1. All of the terms used in this First Amendment shall have the meanings defined in the Agreement.

               2. Effective as of August 24, 2001, Section 7A of the Agreement is deleted in its entirety and replaced by a new Section 7A, which will read as follows:

                        "Termination of Employment by Company - In General. In the event of the termination of employment of Executive by the Company prior to the expiration of the Term or an Additional Term, as the case may be, for any reason other than Termination for Cause (as hereinafter defined), death, disability, or a Change in Control (as hereinafter defined), the Company will continue to pay the Executive for a period of one year following such termination an amount equal to the Executive's annual Base Salary at the annual rate then in effect less any sums which may be due from Executive to Company at such time. Payments of such amount will be made in installments which are in accordance with the customary payroll practices of the Company but will not be less than once a month. In addition, the Company will provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of one year following such termination. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes."

     3. Except as modified by this First Amendment, the Agreement remains in full force and effect and is hereby ratified and confirmed. IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered as of the day and year first above written.


                                           IEC ELECTRONICS CORP.



                                           By:
                                           Thomas W. Lovelock
                                           President and Chief Executive Officer


                                           EXECUTIVE


                                           William Nabors




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